Exhibit 99.1

For more information contact:
Roger E. Gower, President/CEO
(651) 697-4000
Michelle Sprunck, Investor Relations
(651) 697-4000

MCT REPORTS 72% INCREASE IN REVENUE IN 2006

St. Paul, Minnesota. (March 5, 2007) — Micro Component Technology, Inc. (OTC Bulletin Board: MCTI) today reported results for its fourth quarter and fiscal year ended December 31, 2006.

Net sales for the fourth quarter ended December 31, 2006 were $2.9 million, a sequential increase of 42% from the fourth quarter of 2005.  The net loss for the current quarter was $0.7 million or $0.02 per share compared to a loss of $1.5 million or $0.20 per share in the fourth quarter of 2005.

Net sales for the year ended December 31, 2006 were $12.2 million, an increase of 71.8% from net sales of $7.1 million in the prior year.  The net loss for the 2006 was $3.7 million, or $0.12 per share, compared to a net loss of $5.1 million, or $0.20 per share in the prior year.

MCT’s Chief Executive Officer, Roger Gower, commented, “MCT in 2006 made strong progress from both the financial and marketing standpoint.  Financially, the loss in 2006 of $3.7 million included non-cash charges of $1.8 million related to debt issuance costs and the conversion from debt to equity of $2.1 million of convertible notes.  In addition, our EBITDA (excluding inventory adjustments) for 2006 was approximately $250,000, reflecting the impact of strong gross margins and the stringent expense controls implemented in 2006.  From a market perspective, MCT introduced its new Tri Temp Tapestry product in June 2006 and received orders of over $3.6 million for this product during the remainder of 2006.  This momentum is continuing into 2007, new orders of $2.3 million for the Tri Temp Product have already been received this year.”

MCT, Inc. (Year-End 2006) - Page Two

MCT is a leading manufacturer of test handling and automation solutions satisfying the complete range of handling requirements of the global semiconductor industry.  MCT has recently introduced several new products under its Smart Solutions™ line of automation products, including Tapestry®, SmartMark™, SmartSort™, and SmartTrakTM, which are designed to automate the back-end of the semiconductor manufacturing process.  MCT believes it has the largest installed IC test handler base of any manufacturer, with over 11,000 units worldwide.  MCT is headquartered in St. Paul, Minnesota, with its core manufacturing operation in Penang, Malaysia.  MCT is traded on the OTC Bulletin Board under the symbol MCTI.

For more information on the Company, visit its web site at http://www.mct.com

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, the impact on cash and results of operations from a flattening or renewed downturn in the semiconductor capital equipment market, the need for additional financing, and the other factors detailed from time to time in the Company’s SEC reports, including but not limited to the discussion in the Risk Factors and Management’s Discussion  &  Analysis included in Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended April 1, 2006, July 1, 2006 and October 2, 2006.

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MCT, Inc. (Year-End 2006) - Page Three
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share data)

	Three months ended		Years ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2006	2005	2006	2005

Net sales	$2,884	$2,029	$12,214	$7,069
Cost of sales:
Product	1,593	1,102	6,163	4,012
Inventory revaluation	170	525	170	525
Cost of sales	1,763	1,627	6,333	4,537

Gross profit	1,121	402	5,881	2,532
Gross margin	38.9%	19.8%	48.2%	35.8%

Selling, general and administrative	1,038	992	4,095	4,213
Research and development cost	511	466	2,041	1,980
Restructuring charge	—	1	—	107
Total operating expenses	1,549	1,459	6,136	6,300

Operating income (loss)	(428)	(1,057)	(255)	(3,768)

Interest and other	(271)	(445)	(3,398)	(1,335)

Net income (loss)	$(699)	$(1,502)	$(3,653)	$(5,103)

Net income (loss) per share:
Basic	$(0.02)	$(0.06)	$(0.12)	$(0.20)
Diluted	$(0.02)	$(0.06)	$(0.12)	$(0.20)

Weighted average shares outstanding:
Basic	36,644	26,215	30,642	25,894
Diluted	36,644	26,215	30,642	25,894

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	Dec. 31,	Dec. 31,
	2006	2005
Assets
Current assets
Cash and cash equivalents	$200	$77
Accounts receivable, net	2,816	1,661
Inventories, net	2,016	2,194
Other current assets	169	169
Total current assets	5,201	4,101
Property, net	91	148
Debt issuance costs and other, net	264	297
Total assets	$5,556	$4,546
Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$440	$425
Bank line of credit	3,906	2,630
Accrued liabilities	1,291	1,101
Current portion long-term obligations	2,195	133
Total current liabilities	7,832	4,289
Long-term debt	3,539	3,683
10% senior subordinated convertible debt	—	3,630
Total stockholders’ deficit	(5,815)	(7,056)
Total liabilities and stockholders’ deficit	$5,556	$4,546